UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

September 1, 2016

MERCARI COMMUNICATIONS GROUP, LTD.

(Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7689

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 29, 2016, Mercari Communications Group, Ltd. (the “Company”) filed its Annual Report on Form 10-K for the year ended May 31, 2016 (the “Original Filing”). On September 1, 2016, the Company’s former independent registered public accounting firm, Liggett, & Webb P.A. (“Liggett”) advised the Company that it had not consented to the Company’s filing of its Report of Independent Registered Public Accounting Firm with respect to the financial statements dated May 31, 2015 and for the period then ended (the “2015 Auditors’ Report”).

Therefore, the Company deemed the Original Filing to be non-compliant pursuant to SEC Rules and Regulations. As a result, the financial statements and the Auditors’ Report included therein should not be relied upon. The Company intends to file an amended Annual Report on Form 10-K/A (the “Amended Filing”) once Liggett authorizes the issuance of their 2015 Auditors’ Report and the Company’s current independent registered public accountants (Katz Bloom & Schon CPAs, LLC) again issue their report with respect to the Company’s financial statements dated May 31, 2016 and for the period then ended. In addition, the Company will be obligated to pay a reissuance fee to Liggett in an amount to be determined to compensate Liggett for the work it will perform in completing the 2015 Auditors’ Report.

Any differences between the Original Filing and the Amended Filing will be identified in the Amended Filing. As of the date of this filing, management of the Company does not believe there will be any material differences between the Original Filing and the Amended Filing.

Management has discussed the matters discussed in this Form 8-K pursuant to Item 4.02(b) with the Company’s former independent registered public accounting firm, Liggett. The Company provided Liggett with a copy of disclosures it is making in this Form 8-K and requested that Liggett furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein. A copy of Liggett’s letter dated September 1, 2016, is filed as Exhibit 7.1 hereto.

Item 9.01 Financial Statements and Exhibits

Number	Description

7.1	Letter from the Company’s former independent accountant regarding non-reliance on a previously issued audit report, or completed interim review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of September 2016.

Mercari Communications Group, Ltd.

By:	/s/ Maria I. Echevarria
Maria I. Echevarria, CFO